Exhibit 99.1

NEWS RELEASE

Dynegy Inc.   •    601  Travis Street   •    Suite 1400   •    Houston, Texas   •    77002   •    www.dynegy.com

FOR IMMEDIATE RELEASE	NR13-12

DYNEGY ANNOUNCES FIRST QUARTER 2013 RESULTS

First quarter 2013 summary:

•                  $43 million in Enterprise-wide Adjusted EBITDA, an increase of $5 million compared to the first quarter 2012

•                  $715 million in liquidity at April 23, 2013, including $420 million in cash and cash equivalents

•                  2013 guidance ranges reaffirmed: $250-275 million consolidated Adjusted EBITDA and $140-$165 million consolidated Free Cash Flow

•                  Agreement to acquire Ameren Energy Resources (AER) announced on March 14, 2013; closing expected in the fourth quarter 2013

Recent Developments:

•                  $1.3 billion in term loans and $475 million revolving credit facility closed on April 23, 2013

•                  Roseton asset sale closed on April 30, 2013

HOUSTON (May 2, 2013) — Dynegy Inc. (NYSE: DYN) reported first quarter 2013 Enterprise-wide Adjusted EBITDA of $43 million compared to $38 million for the same period in 2012. A $21 million increase in Gas segment energy margin, net of hedges, more than offset a $10 million reduction in Gas segment market capacity and tolling revenues and an $8 million decrease in Coal segment margin related to transmission congestion. The Company’s operating loss was $115 million for the first quarter 2013 compared to operating income of $12 million for the same period in 2012. The net loss was $142 million for the first quarter 2013 compared to a net loss of $1,082 million for the same period in 2012.

“Our GasCo portfolio, particularly our Independence facility, benefitted from a strengthening market during the quarter and lower fuel costs through improved fuel procurement opportunities. CoalCo margins were impacted by transmission congestion, primarily at our Baldwin facility as we continue working on solutions to limit this congestion,” said Dynegy President and Chief Executive Officer Robert C. Flexon. “The first quarter also marked two significant milestones for the Company: the announced acquisition of AER and the successful launch and subsequent closing of our corporate refinancing. These two transactions solidify our foundation and position the Company to benefit from the expected strengthening power markets in the coming years.”

Comparative Results by Segment

	Successor
	Three Months Ended March 31, 2013 (in millions)
	Coal	Gas	Other	Total
Operating Income / (Loss)	$(80)	$(8)	$(27)	$(115)
Plus / (Less):
Depreciation and amortization expense	13	40	1	54
Bankruptcy reorganization items, net	—	—	(1)	(1)
Other items, net	—	1	1	2
EBITDA (1)	(67)	33	(26)	(60)
Plus / (Less):
Bankruptcy reorganization items, net	—	—	1	1
Acquisition and integration costs	—	—	3	3
Mark-to-market (income) loss, net	40	(4)	—	36
Amortization of intangible assets and liabilities (2)	31	32	—	63
Enterprise-wide Adjusted EBITDA (1)	$4	$61	$(22)	$43

(1) The non-GAAP financial measures of EBITDA and Adjusted EBITDA are used by management to evaluate Dynegy’s business on an ongoing basis.  Definitions, purposes and uses of such non-GAAP measures are included in Item 2.02 of our Current Report on Form 8-K filed with the SEC on May 2, 2013, which is available on the Company’s website: www.dynegy.com. Reconciliations of these measures to the most directly comparable GAAP measures are included in the accompanying schedules to this news release. General and administrative expenses are not allocated to each segment and are included in the Other segment. The Adjusted EBITDA results above include the results of Dynegy Inc. for the three months ended March 31, 2013. As a result of the application of fresh-start accounting as of the Plan Effective Date, the financial statements on or prior to October 1, 2012 are not comparable with the financial statements after October 1, 2012. Please refer to Dynegy’s first quarter Form 10-Q (when filed) for greater discussion of the accounting impacts of fresh-start accounting on the Company’s GAAP financial statements.

(2) The amounts within the Coal and Gas segments relate to intangible assets and liabilities related to rail transportation, coal contracts, gas revenue contracts and gas transportation contracts recorded in connection with the application of fresh-start accounting.

	Predecessor
	Three Months Ended March 31, 2012 (in millions)
	Coal	Gas	Other	Total
Operating Income / (Loss)	$—	$34	$(22)	$12
Plus / (Less):
Impairment of Undertaking receivable, affiliate	—	—	(832)	(832)
Bankruptcy reorganization items, net	—	—	152	152
Depreciation and amortization expense	—	20	2	22
Other items, net	—	—	24	24
EBITDA from continuing operations (2)	—	54	(676)	(622)
Plus / (Less):
Impairment of Undertaking receivable, affiliate	—	—	832	832
Bankruptcy reorganization items, net	—	—	(152)	(152)
Interest income on Undertaking receivable	—	—	(24)	(24)
Restructuring costs and other expense	—	—	5	5
Sithe amortization	—	10	—	10
Mark-to-market income, net	—	(25)	—	(25)
Premium adjustment	—	1	—	1
Adjusted EBITDA from continuing operations (2)	$—	$40	$(15)	$25
Adjusted EBITDA from Legacy Dynegy (1)	22	—	(9)	13
Enterprise-wide Adjusted EBITDA (2)	$22	$40	$(24)	$38

(1) Dynegy’s first quarter 2012 consolidated results reflect the results of the Company’s accounting predecessor, DH, which was its wholly-owned subsidiary until the Merger on September 30, 2012.  Additionally, effective September 1, 2011, Dynegy completed the DMG Transfer.  As a result, the results of the Coal segment, as well as certain items in the Other segment, related to Legacy Dynegy, are not included in the consolidated results for the three months ended March 31, 2012.  However, Adjusted EBITDA from Legacy Dynegy for the three months ended March 31, 2012 is included in this adjustment because management uses enterprise-wide Adjusted EBITDA to evaluate the operating performance of the entire power generation fleet.

(2) The non-GAAP financial measures of EBITDA and Adjusted EBITDA are used by management to evaluate Dynegy’s business on an ongoing basis.  Definitions, purposes and uses of such non-GAAP measures are included in Item 2.02 of our Current Report on Form 8-K filed with the SEC on May 2, 2013, which is available on the Company’s website: www.dynegy.com. Reconciliations of these measures to the most directly comparable GAAP measures are included in the accompanying schedules to this news release. General and administrative expenses are not allocated to each segment and are included in the Other segment. When first quarter 2012 results were originally reported, they included $(14) million in Adjusted EBITDA associated with DNE. DNE was subsequently deconsolidated and moved to discontinued operations and Adjusted EBITDA from DNE is no longer included in first quarter 2012 Enterprise-wide Adjusted EBITDA.

Segment Review of Results Quarter-Over-Quarter

Coal – The first quarter 2013 operating loss was $80 million compared to first quarter 2012 operating income of zero. The coal segment, which was included in Legacy Dynegy’s consolidated financial statements in the prior period, had operating income of $2 million for the first quarter 2012. Adjusted EBITDA totaled $4 million during the first quarter 2013 compared to $22 million during the same period in 2012. The $18 million reduction in Adjusted EBITDA resulted from an $8 million decrease in margins due in part to transmission congestion caused by maintenance of a primary transmission line for our Baldwin facility, $5 million in higher rail transportation costs as a result of the rail contract modification in July 2012 and $5 million due to lower generation volumes as a result of higher outage levels and derates.

Gas – The first quarter 2013 operating loss was $8 million compared to first quarter 2012 operating income of $34 million. Adjusted EBITDA totaled $61 million during the first quarter 2013 compared to $40 million during the same period in 2012. A $21 million improvement in quarter-over-quarter energy margin, net of hedges, primarily due to favorable pricing and improved sourcing of natural gas at the Independence facility, together with $5 million in lower operating and maintenance expenses and a $5 million improvement due to the absence of legacy put option settlements contributed to the higher Adjusted EBITDA. These favorable results were partially offset by $6 million in lower market capacity payments, primarily at the Kendall facility, and a $4 million decrease in tolling payments associated with the early termination of the Morro Bay contract.

Liquidity

As of April 23, 2013, Dynegy’s available liquidity was $715 million which included $420 million in unrestricted cash and cash equivalents and $295 million of revolver availability under the Company’s new revolving credit facility.

March 31, 2013

LC capacity, inclusive of required reserves	$250
Less: Required reserves	(7)
Less: Outstanding letters of credit	(239)
LC availability	4
DPC Revolving Credit Agreement availability	150
Cash and cash equivalents	304
Collateral posting account	71
Total available liquidity	$529

April 23, 2013

Revolver capacity	$475
Less: Outstanding letters of credit	(180)
Revolver availability	295
Cash and cash equivalents	420
Total available liquidity	$715

Consolidated Cash Flow

Cash flow used in operations for the first quarter 2013 was $7 million compared to cash flow used in operations of $145 million during the same period in 2012. During the first quarter 2013, the power generation business provided cash of $37 million primarily due to positive earnings for the period, partially offset by $34 million in negative changes in working capital, which includes $9 million of increased collateral postings to satisfy counterparty collateral requirements. Corporate and other operations used cash of approximately $24 million primarily due to payments to advisors, employee related payments and other general and administrative expenses, partially offset by $14 million in positive changes in working capital. During the first quarter 2012, the power generation business used cash of $122 million, primarily due to increased collateral postings to satisfy counterparty collateral requirements, interest payments on the Gas segment credit agreement and restructuring costs. Corporate and other operations included a use of approximately $23 million in cash primarily due to general and administrative expenses.

Cash flow used in investing activities totaled $6 million during the first quarter 2013 compared to cash flow provided by investing activities of $139 million during the same period in 2012. During the first quarter of 2013, capital expenditures totaled $20 million, including $17 million in maintenance capital expenditures and $3 million in environmental capital expenditures. During the first quarter of 2012, capital expenditures totaled $9 million, all of which was used for maintenance capital expenditures. During the first quarter 2013, there was a $13 million net cash inflow related to restricted cash balances compared to a $148 million net cash inflow in the same period in 2012.

Cash flow used in financing activities for the first quarter 2013 was $31 million compared to cash flow used in financing activities of $3 million during the same period in 2012. The quarter-over-quarter difference is primarily due to a $25 million early repayment of a portion of the previously outstanding term loan at the coal business.

PRIDE Update

First quarter recurring fixed operating costs for the enterprise were $71 million in 2013 compared to $75 million for the same period in 2012, while recurring general and administrative costs for the enterprise declined $1 million to $22 million in the current quarter as compared to the prior year. The majority of these reductions are associated with the numerous PRIDE initiatives either implemented or underway. Total PRIDE related contributions for 2013 are expected to include margin and cost improvements of $42 million and balance sheet improvements of $83 million which will result in a total of $149 million in margin and cost improvements compared to our 2010 baseline and $607 million in balance sheet improvements since the PRIDE program inception. Dynegy continues to use the PRIDE initiative to improve operating performance, cost structure and the balance sheet and to drive recurring cash flow benefits.

Investor Conference Call/Webcast

Dynegy will discuss its first quarter 2013 financial results during an investor conference call and webcast today, May 2, 2013, at 9 a.m. ET/8 a.m. CT. Participants may access the webcast and the related presentation materials in the “Investor Relations” section of www.dynegy.com.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning Dynegy’s: focus on fuel procurement strategies and limiting impacts of transmission congestion; position to benefit from anticipated power market strengthening; execution of its PRIDE initiative to improve operating performance, cost structure and the balance sheet to drive cash flow benefits; anticipated earnings and cash flows and 2013 Adjusted EBITDA and cash flow guidance. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings guidance. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2012 Form 10-K and first quarter 2013 Form 10-Q, when filed. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy’s expectations and beliefs related to the acquisition transaction with Ameren, including satisfying closing conditions; (ii)  Dynegy’s anticipated benefits and expected synergies resulting from the Ameren acquisition and beliefs associated with the integration of operations; (iii) Dynegy’s ability to consummate the Roseton and Danskammer facilities sale transactions in accordance with the Dynegy Northeast Generation, Inc. Chapter 11 Joint Plan of Liquidation and the Danskammer and Roseton Asset Purchase Agreements; (iv) lack of comparable financial data due to the application of fresh-start accounting; (v) beliefs and assumptions relating to Dynegy’s liquidity, available borrowing capacity and capital resources, generally, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) limitations on Dynegy’s ability to utilize previously incurred federal net operating losses or alternative minimum tax credits; (vii) expectations regarding Dynegy’s compliance with the Credit Agreement, including collateral demands, interest expense, financial ratios and other payments; (viii) the timing and anticipated benefits to be achieved through Dynegy’s company-wide savings improvement programs, including its PRIDE initiative; (ix) efforts to identify opportunities to reduce congestion and improve busbar power prices; (x) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (xi) beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the timing of a recovery in natural gas prices, if any; (xii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (xiii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of higher market pricing over the longer term; (xiv) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage Dynegy’s exposure to energy price volatility; (xv) beliefs and assumptions about weather and general economic conditions; (xvi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xvii) Dynegy’s focus on safety and its ability to efficiently operate its assets so as to capture revenue generating opportunities and operating margins; (xviii) beliefs about the costs and scope of the ongoing demolition and site remediation efforts at the South Bay and Vermilion facilities; (xix) beliefs and assumptions regarding the outcome of the SCE contract terminations dispute and the impact of such terminations on the timing and amount of future cash flows; (xx) ability to mitigate impacts associated with expiring RMR and/or capacity contracts; (xxi) beliefs about the outcome of legal, administrative, legislative and regulatory matters, including the impact of final rules regarding derivatives issued by the CFTC under the Dodd-Frank Act; and (xxii) expectations and estimates regarding capital and maintenance expenditures. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466

DYNEGY INC.

REPORTED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Successor	Predecessor
	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012

Revenues	$318	$268
Cost of sales	(284)	(180)
Gross margin, exclusive of depreciation shown separately below	34	88
Operating and maintenance expense, exclusive of depreciation expense shown separately below	(71)	(34)
Depreciation and amortization expense	(54)	(22)
Gain on sale of assets, net	1	—
General and administrative expense	(22)	(20)
Acquisition and integration costs	(3)	—
Operating income (loss)	(115)	12
Bankruptcy reorganization items, net	(1)	152
Interest expense	(28)	(31)
Impairment of Undertaking receivable, affiliate	—	(832)
Other income and expense, net	2	24
Loss from continuing operations before income taxes	(142)	(675)
Income tax benefit	—	6
Loss from continuing operations	(142)	(669)
Loss from discontinued operations, net of tax	—	(413)
Net loss	$(142)	$(1,082)

Loss per share:

Basic loss per share (3):
Loss from continuing operations (1)	$(1.42)	N/A
Income from discontinued operations	—	N/A
Basic loss per share (3)	$(1.42)	N/A

Diluted loss per share (3):
Loss from continuing operations (1)	$(1.42)	N/A
Income from discontinued operations	—	N/A
Diluted loss per share (3)	$(1.42)	N/A

Basic shares outstanding	100	N/A
Diluted shares outstanding	100	N/A

(1)         For the three months ended March 31, 2013, a reconciliation of basic loss per share from continuing operations to diluted loss per share from continuing operations is presented below:

Loss from continuing operations for basic and diluted loss per share	$(142)

Basic weighted-average shares	100
Effect of dilutive securities-stock options and restricted stock	—
Diluted weighted-average shares	100

Loss per share from continuing operations
Basic	$(1.42)
Diluted (2)	$(1.42)

(2)         Entities with a net loss from continuing operations are prohibited from including potential common shares in the computation of diluted per share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three months ended March 31, 2013.

(3)         Prior to the Merger, DH was organized as a limited liability company and the capital structure of DH did not change until September 30, 2012.  Although Legacy Dynegy’s shares were publicly traded, DH did not have any publicly traded shares during the Predecessor periods; therefore, no loss per share is presented for the three months ended March 31, 2012.

DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2013

(UNAUDITED) (IN MILLIONS)

The following table provides summary financial data regarding our enterprise-wide Adjusted EBITDA by segment for the three months ended March 31, 2013:

	Successor
	Three Months Ended March 31, 2013
	Coal	Gas	Other	Total
Net loss				$(142)
Plus / (Less):
Interest expense				28
Depreciation and amortization expense				54
EBITDA (1)	$(67)	$33	$(26)	$(60)
Plus / (Less):
Bankruptcy reorganization items, net	—	—	1	1
Acquisition and integration costs	—	—	3	3
Mark-to-market (income) loss, net	40	(4)	—	36
Amortization of intangible assets and liabilities (2)	31	32	—	63
Enterprise-wide Adjusted EBITDA (1)	$4	$61	$(22)	$43

(1)         EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Please refer to Item 2.02 of our Form 8-K filed on May 2, 2013, for definitions, utility and uses of such non-GAAP financial measures.  A reconciliation of EBITDA to Operating loss is presented below.  Management does not allocate interest expense and income taxes on a segment level and therefore uses Operating loss as the most directly comparable GAAP measure.

(2)         The amounts within the Coal and Gas segments relate to intangible assets and liabilities related to rail transportation, coal contracts, gas revenue contracts and gas transportation contracts recorded in connection with the application of fresh-start accounting.

	Successor
	Three Months Ended March 31, 2013
	Coal	Gas	Other	Total
Operating loss	$(80)	$(8)	$(27)	$(115)
Depreciation and amortization expense	13	40	1	54
Bankruptcy reorganization items, net	—	—	(1)	(1)
Other items, net	—	1	1	2
EBITDA	$(67)	$33	$(26)	$(60)

DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2012

(UNAUDITED) (IN MILLIONS)

The following table provides summary financial data regarding our enterprise-wide Adjusted EBITDA by segment for the three months ended March 31, 2012:

	Predecessor
	Three Months Ended March 31, 2012
	Coal	Gas	Other	Total
Net loss				$(1,082)
Plus / (Less):
Loss from discontinued operations, net of taxes				413
Income tax benefit (1)				(6)
Interest expense				31
Depreciation and amortization expense				22
EBITDA from continuing operations (2)	$—	$54	$(676)	$(622)
Plus / (Less):
Impairment of Undertaking receivable, affiliate	—	—	832	832
Bankruptcy reorganization items, net	—	—	(152)	(152)
Interest income on Undertaking receivable	—	—	(24)	(24)
Restructuring costs and other expense	—	—	5	5
Sithe amortization	—	10	—	10
Mark-to-market income, net	—	(25)	—	(25)
Premium adjustment	—	1	—	1
Adjusted EBITDA from continuing operations (2)	$—	$40	$(15)	$25
Adjusted EBITDA from Legacy Dynegy (3)	22	—	(9)	13
Enterprise-wide Adjusted EBITDA (2)	$22	$40	$(24)	$38

(1)         For the three months ended March 31, 2012, the difference between the effective tax rate of 1 percent and the federal statutory tax rate of 35 percent resulted primarily from a valuation allowance to eliminate our net deferred tax assets partially offset by the impact of state taxes.

(2)         EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Please refer to Item 2.02 of our Form 8-K filed on May 2, 2013, for definitions, utility and uses of such non-GAAP financial measures.  A reconciliation of EBITDA to Operating income (loss) is presented below.  Management does not allocate interest expense and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure. When the first quarter 2012 results were originally reported, Adjusted EBITDA of $(14) million associated with DNE was included.  The DNE Debtor Entities were subsequently deconsolidated and we reclassified DNE’s operating results as discontinued operations; therefore, Adjusted EBITDA associated with DNE is no longer included in the first quarter 2012 Enterprise-wide Adjusted EBITDA.

	Predecessor
	Three Months Ended March 31, 2012
	Gas	Other	Total
Operating income (loss)	$34	$(22)	$12
Impairment of Undertaking receivable, affiliate	—	(832)	(832)
Bankruptcy reorganization items, net	—	152	152
Depreciation and amortization expense	20	2	22
Other items, net	—	24	24
EBITDA from continuing operations	$54	$(676)	$(622)

(3)         Our first quarter 2012 consolidated results reflect the results of our accounting predecessor, DH, which was our wholly-owned subsidiary until the Merger on September 30, 2012.  Additionally, effective September 1, 2011, we completed the DMG Transfer.  As a result, the results of our Coal segment, as well as certain items in the Other segment, related to Legacy Dynegy are not included in our consolidated results for the three months ended March 31, 2012.  However, we have included the Adjusted EBITDA from Legacy Dynegy for the three months ended March 31, 2012 in this adjustment because management uses enterprise-wide Adjusted EBITDA to evaluate the operating performance of our entire power generation fleet.  The following table presents a reconciliation of Legacy Dynegy Adjusted EBITDA to Operating income (loss):

	Predecessor
	Three Months Ended March 31, 2012
	Coal	Other	Total
Operating income (loss)	$2	$(23)	$(21)
Depreciation and amortization expense	50	—	50
EBITDA	52	$(23)	29
Plus / (Less):
Restructuring charges	—	14	14
Mark-to-market income, net	(30)	—	(30)
Adjusted EBITDA from Legacy Dynegy	$22	$(9)	$13

Regulation G Reconciliation

DYNEGY INC.

2013 Guidance

(IN MILLIONS)

The guidance estimates were prepared based upon assumptions, qualifications and explanations developed in January 2013 and have not been updated.  For detailed explanations of our assumptions and qualifications contained in Dynegy’s 2013 guidance estimates please see Dynegy Inc.’s Form 8-K filed on January 17, 2013.

	CoalCo		GasCo		Corporate and Other		Dynegy Consolidated
	Low	High	Low	High	Low	High	Low	High
Gross Margin	$92	$131	$252	$277	$—	$—	$369	$408
Plus:
Amortization of Intangibles	120	130	120	132	—	—	240	262
Adjusted Gross Margin	212	261	372	409	—	—	609	670
Operating Expenses	(152)	(176)	(118)	(129)	—	—	(270)	(305)
Adjusted EBITDA excluding General and Administrative Expenses	60	85	255	280	—	—	340	365
General and Administrative Expenses	—	—	—	—	(90)	(90)	(90)	(90)
Adjusted EBITDA	$60	$85	$255	$280	$(90)	$(90)	$250	$275

	CoalCo		GasCo		Corporate		Dynegy Consolidated
	Low	High	Low	High	Low	High	Low	High
Adjusted Gross Margin	$212	$261	$372	$409	$—	$—	$609	$670
Amortization of Intangibles	(120)	(130)	(120)	(132)	—	—	(240)	(262)
Operating Expenses	(152)	(176)	(118)	(129)	—	—	(270)	(305)
Depreciation Expense	(35)	(49)	(137)	(158)	—	—	(172)	(207)
General and Administrative Expenses	—	—	—	—	(90)	(90)	(90)	(90)
Operating Income (Loss)	$(94)	$(94)	$(2)	$(10)	$(90)	$(90)	$(162)	$(194)

	CoalCo		GasCo		Corporate		Dynegy Consolidated
	Low	High	Low	High	Low	High	Low	High
Net Income (Loss)							$(306)	$(339)
Add Back:
Interest Expense							145	145
Operating Income (Loss)	$(94)	$(94)	$(2)	$(10)	$(90)	$(90)	$(162)	$(194)
Depreciation Expense	35	49	137	158	—	—	172	207
EBITDA (1)	(60)	(45)	135	148	(90)	(90)	10	13
Plus:
Amortization of Intangibles	120	130	120	132	—	—	240	262
Adjusted EBITDA (1)	$60	$85	$255	$280	$(90)	$(90)	$250	$275

(1)         EBITDA and Adjusted EBITDA are non-GAAP Measures.  Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating Income (Loss) as the most directly comparable GAAP measure.

Free Cash Flow Guidance - Regulation G Reconciliation

(IN MILLIONS)

	Dynegy Consolidated
	Low	High
Adjusted EBITDA	$250	$275
Cash Interest Payments	(120)	(120)
Cash Tax Payments	—	—
Collateral	20	20
Other Changes	20	20
Cash Flow from Operations	170	195
Maintenance Capital Expenditures	(100)	(100)
Environmental Capital Expenditures	(10)	(10)
Costs to refinance debt	(45)	(45)
Return of restricted cash posted as collateral, net (2)	125	125
Free Cash Flow	$140	$165

Amount represents the return of restricted cash posted as collateral net of $150 million used to repay existing debt.

DYNEGY INC.

OPERATING DATA

The following table provides summary financial data regarding our Coal and Gas segment results of operations for the three months ended March 31, 2013 and 2012, respectively.  As a result of the DMG Transfer, the results of our Coal segment are not included in our results of operations for the three months ended March 31, 2012.  Additionally, as a result of the DMG Acquisition, the results of our Coal segment are included in our results of operations for the three months ended March 31, 2013.  For comparative purposes, the summary financial data regarding our Coal segment includes the period that Coal was included in our consolidated results and the period that Coal was included in Legacy Dynegy’s consolidated results during the three months ended March 31, 2013 and 2012, respectively.

	Successor	Legacy Dynegy
	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Coal
Million Megawatt Hours Generated (1)	5.0	5.6
In Market Availability for Coal Fired Facilities (2)	89%	94%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):	$34	$30
Indiana (Indy Hub)

	Successor	Predecessor
	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012

Gas
Million Megawatt Hours Generated (4)	4.3	5.9
Average Capacity Factor for Combined Cycle Facilities (5)	45%	61%
Average Market On-Peak Spark Spreads ($/MWh) (6):
Commonwealth Edison (NI Hub)	$9	$12
PJM West	$13	$15
North of Path 15 (NP 15)	$12	$5
New York - Zone A	$17	$9
Mass Hub	$15	$11
Average Market Off-Peak Spark Spreads ($/MWh) (6):
Commonwealth Edison (NI Hub)	$2	$7
PJM West	$5	$9
North of Path 15 (NP 15)	$7	$—
New York - Zone A	$11	$4
Mass Hub	$(4)	$5
Average natural gas price - Henry Hub ($/MMBtu) (7)	$3.48	$2.46

(1)         Reflects production volumes in million MWh generated during the period that Coal was included in our consolidated results and during the period that Coal was included in Legacy Dynegy’s consolidated results during the three months ended March 31, 2013 and 2012, respectively.

(2)         Reflects the percentage of generation available for the period that Coal was included in our consolidated results and during the period that Coal was included in Legacy Dynegy’s consolidated results during the three months ended March 31, 2013 and 2012, respectively, when market prices were such that these units could be profitably dispatched.

(3)         Reflects the average of day-ahead quoted prices for the period that Coal was included in our consolidated results and during the period that Coal was included in Legacy Dynegy’s consolidated results during the three months ended March 31, 2013 and 2012, respectively, and does not necessarily reflect prices we realized.

(4)         Includes our ownership percentage in the MWh generated by our investment in the Black Mountain power generation facility for the three months ended March 31, 2013 and 2012, respectively.

(5)         Reflects actual production as a percentage of available capacity.

(6)         Reflects the simple average of the spark spread available to a 7.0 MMBtu/MWh heat rate generator selling power at day-ahead prices and buying delivered natural gas at a daily cash market price and does not reflect spark spreads available to us.

(7)         Reflects the average of daily quoted prices for the periods presented and does not reflect costs incurred by us.